Exhibit 10.1
NaviSite, Inc.
Summary Regarding Director Compensation
     All of the directors on the Board of Directors (the “Board”) of NaviSite, Inc. (the “Company”) receive reimbursement of expenses incurred with respect to attendance at meetings of the Board and meetings of committees thereof.
     The Board has adopted a Director Compensation Plan (the “Plan”) pursuant to which the independent directors of the Board and the Chairman of the Board shall be compensated. The Plan provides that each independent director and the Chairman of the Board shall be paid an annual fee of $20,000. The Plan also provides that (i) the chairman of the Board’s Compensation Committee and the chairman of the Board’s Audit Committee (collectively, the “Committee Chairs”) shall each receive an additional annual fee of $5,000, (ii) each member of the Compensation Committee and the Audit Committee (other than the Committee Chairs) shall receive an additional annual fee of $3,000, and (iii) the Chairman of the Board shall receive an additional annual fee of $7,000. The annual fees are payable in quarterly installments. The Plan also provides that upon initial election to the Board, each independent director and the Chairman of the Board shall receive an initial stock option grant (the “Initial Option”) to purchase an aggregate of 50,000 shares of the Company’s common stock. The shares subject to the Initial Option shall vest monthly over a period of three years. Upon re-election to the Board, each independent director and the Chairman of the Board shall receive a stock option grant (the “Annual Option”) to purchase an aggregate of 15,000 shares of the Company’s common stock. The Committee Chairs will not receive any additional stock options as a result of their position as Committee Chairs. The exercise price per share of the Initial Option and the Annual Option shall be equal to the closing price per share of the common stock as reported on the Nasdaq National Market (or other market or exchange on which shares of NaviSite’s common stock are listed or quoted for trading) on the date of grant. The shares subject to the Annual Option shall vest monthly over a period of twelve months.